Exhibit 10.10

[Landstar System, Inc. Letterhead]

January 30, 2026

[Name]

[Address]

2026 Performance Related Stock Awards

Notice and Agreement under the 2011 Equity Incentive Plan

Dear [First Name]:

We are pleased to confirm that you have been credited with a target of [insert target number of RSUs] Performance Related Stock Awards, in the form of Restricted Stock Unit Awards (“RSUs”), under the 2011 Equity Incentive Plan (the “Plan”) of Landstar System, Inc. (the “Company”). Capitalized terms used without definition in this letter have the meanings given to them in the Plan.

We encourage you to review the Plan, which sets forth terms and conditions applicable to your RSUs, as well as the prospectus which accompanies this letter as Annex A. Please note that this letter and your RSUs are subject in all respects to the terms and conditions of the Plan; if there is any discrepancy between this letter and the Plan, the terms of the Plan shall govern. A copy of the Plan document accompanies this letter as Annex B.

You agree that as a condition precedent to your right to receive and retain the benefits of the RSUs, you must avoid Competitive Activity and comply with the restrictive covenants that you previously agreed to with the Company in connection with a prior grant of RSUs. Additionally, in consideration of the grant of the RSUs pursuant to Section 1 below, you agree to affirm your continued compliance with such covenants by signing the Affirmation of Restrictive Covenants set forth in Appendix A to this Award Agreement (this “Award Agreement”). Such covenants shall be in addition to, and shall not supersede, the covenants set forth in any other agreement to which you and the Company or a Subsidiary or Affiliate of the Company are or hereafter become parties. In reaffirming these covenants, you acknowledge having reviewed them and agree that these covenants continue to be reasonable in time and scope and do not pose an undue hardship on you. You further acknowledge and agree that the Company would not have entered into this Agreement and issued RSUs under this Award Agreement if you did not agree to these covenants.

1. RSU Vesting. Your RSUs will vest on January 31 of 2029, 2030 and 2031, if you have remained continuously employed with the Company or a Subsidiary thereof through the applicable vesting date, and based on the following vesting formula: the number of RSUs that vests on each vesting date will be determined by (1) multiplying the number of RSUs credited to you under this Agreement as of the vesting date by (2) the Performance Multiple derived from the chart below, and (3) subtracting therefrom the number of RSUs that have previously vested; provided that, in no event, may the aggregate number of your RSUs that become vested under this Section 1 exceed 200% of the RSUs credited to you under this Award Agreement; and provided further that, once a portion of your RSUs has vested under this Section 1, such portion shall remain vested. For purposes of this Award Agreement, the Performance Multiple shall be as set forth in the chart below, with linear interpolation between Performance Hurdles:

Performance Hurdle	Performance Multiple	Performance Level
0%	0%
15%	50%
30%	100%	Target
45%	150%
60%	200%	Maximum

For purposes of the forgoing chart, the Performance Hurdle means with respect to RSUs that may vest on January 31, 2029, January 31, 2030 or January 31, 2031, the percentage change derived by comparing diluted earnings per share from continuing operations for the year then ended, to 2025 Adjusted Diluted Earnings Per Share. In determining the number of RSUs that become vested based on achieving the Performance Hurdle, such number shall be rounded to the nearest whole number.

“2025 Adjusted Diluted Earnings Per Share” means $4.12. This amount reflects diluted earnings per share in the 2025 fiscal year of $3.313, plus $0.804 (which amount relates to the charge taken by the Company in the 2025 first quarter in connection with a supply chain fraud relating to the Company’s international freight forwarding operations and impairment charges recorded in the Company’s 2025 fiscal year related to: the decision to actively market for sale Landstar Metro, S.A.P.I. de C.V., the Company’s wholly-owned Mexican operating subsidiary; the decision to wind-down the Landstar Blue TMS; and a non-controlling equity investment made by the Company in Cavnue, LLC, a privately held technology start-up company).

The determination of the number of your RSUs that vests as of each vesting date will be certified by the Committee as soon as reasonably practicable following the vesting date, but in no event later than two business days following the release of earnings by the Company for the relevant fiscal year. Any RSUs that do not become vested as of March 1, 2031 shall be forfeited.

2. Termination of Employment. Except as provided below or as otherwise provided in the Plan, any portion of your RSUs that have not otherwise become vested prior to the date your employment terminates will be forfeited upon your termination. Notwithstanding the immediately preceding sentence, if your employment is terminated due to your death or Disability, the unvested RSUs will remain outstanding and shall continue to be eligible to become vested as set forth in Section 1.

3. Transferability. You may not, at any time assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable for all purposes.

4. No Rights as a Stockholder other than Dividend Equivalents. Except as provided in this Section 4, you will not be the record owner of the shares of Stock underlying your RSUs, and you will not be entitled to any rights of a holder of the Stock (including, without limitation, any voting or dividend rights) unless and until the shares of Stock are transferred to you following vesting as set forth above. Dividend equivalents will be credited to your RSUs each time that a dividend is paid on the Company’s Stock. The aggregate amount of such dividend equivalents so credited in respect of each such dividend shall be equal to the dividend paid on a share of Stock multiplied by the number of RSUs credited to you under this Award Agreement on the dividend record date (to the extent the shares of Stock represented by such RSUs have not been paid to you as of the dividend record date). The dividend equivalents shall be converted into additional RSUs, rounded down to the nearest whole number, on the dividend payment date based upon the then Fair Market Value of the Stock, and such RSUs shall be added to the RSUs credited to you under this Award Agreement. The shares of Stock representing the portion of your RSUs that vest will be transferred to you as soon as practicable (but in no event later than 74 days) following the applicable vesting date.

5. Post-Vesting Holding Period. You will be expected to continue to hold the shares of Stock that you receive upon settlement of the RSUs, net of any applicable withholding obligations in connection with such settlement, for a period of not less than one year. All such shares shall be initially issued to you in an account in your name at Computershare, the Company’s transfer agent.

6. Change in Control. Unless the Committee determines otherwise in accordance with the Plan, in the event of a Change in Control that occurs prior to January 31, 2031, your RSUs will vest upon the Change in Control based on the following vesting formula; provided that, in no event, may the application of this Section 6 result in vesting that is duplicative of the vesting that results by application of Section 1; and provided further that, in no event, may the aggregate number of your RSUs that become vested under this Section 6, together with the RSUs that vest by operation of Section 1, exceed 200% of the RSUs credited to you under this Award Agreement:

If the Change in Control occurs	Number of Vested RSUs
During the Company’s 2026 fiscal year	[insert number of RSUs equal to 20% of target number]
During the Company’s 2027 fiscal year	The sum of (i) the number of RSUs that would vest as provided in Section 1, assuming for this purpose that the applicable Performance Hurdle is calculated based on diluted earnings per share [from continuing operations] for the 2026 fiscal year compared to 2025 Diluted Earnings Per Share, and (ii)[insert number of RSUs equal to 20% of target number]
During the Company’s 2028 fiscal year	The sum of (i) the number of RSUs that would vest as provided in Section 1, assuming for this purpose that the applicable Performance Hurdle is calculated based on diluted earnings per share [from continuing operations] for the 2027 fiscal year compared to 2025 Diluted Earnings Per Share, and (ii)[insert number of RSUs equal to 20% of target number]

During the Company’s 2029 fiscal year	The sum of (i) the number of RSUs that would vest as provided in Section 1, assuming for this purpose that the applicable Performance Hurdle is calculated based on diluted earnings per share [from continuing operations] for the 2028 fiscal year compared to 2025 Diluted Earnings Per Share, and (ii)[insert number of RSUs equal to 20% of target number]
During the Company’s 2030 fiscal year	The sum of (i) the number of RSUs that would vest as provided in Section 1, assuming for this purpose that the applicable Performance Hurdle is calculated based on diluted earnings per share [from continuing operations] for the 2029 fiscal year compared to 2025 Diluted Earnings Per Share, and (ii)[insert number of RSUs equal to 20% of target number]
After the end of the Company’s 2030 fiscal year and before [•], 2031	The number of RSUs that would vest as provided in Section 1, assuming for this purpose that the applicable Performance Hurdle is calculated based on diluted earnings per share [from continuing operations] for the 2030 fiscal year compared to 2025 Diluted Earnings Per Share.

Any RSUs that have not become vested (after operation of this Section 6) as of the date the Change in Control occurs shall be forfeited. Vested RSUs that have not been paid prior to the occurrence of the Change in Control shall either (a) be paid in shares of Stock or (b) be cancelled in exchange for an immediate payment in cash of an amount based upon the Change in Control Price, in the discretion of the Committee.

7. No Guarantee of Employment. Please note that nothing in this letter shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, nor confer upon you any right to continue in the employ of the Company or any Subsidiary or affiliate.

8. Clawback. Please note that this award of RSUs, any portion thereof and any payment related thereto, are subject to recovery or “clawback” by the Company. Notwithstanding any other provision of this letter or the Plan, the Company may cancel all or any part of the RSUs, require reimbursement of any amounts earned in respect of the RSUs, and effect any other right of recoupment in respect of the RSUs in accordance with the Clawback Policy. In addition, you may be required to repay to the Company previously paid compensation in respect of the RSUs in accordance with the Clawback Policy. By accepting the RSUs, you are agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

9. Amendments. The Committee has the right, in its sole discretion, to alter or amend this letter from time to time and in any manner for the purpose of promoting the objectives of the Plan, provided that no such amendment shall in any manner adversely affect your rights under this letter without your consent.

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Congratulations on your Performance Related Stock Awards.

LANDSTAR SYSTEM, INC.

By:
Name: James P. Todd
Title: Vice President and Chief Financial Officer

Signature to the Award Agreement includes, and shall be construed as, signature to the Affirmation of Restrictive Covenants set forth in Appendix A.

[PARTICIPANT]

Acknowledged and agreed:

«Name»

Dated:

LANDSTAR SYSTEM, INC.

By:
Name: Michael K. Kneller
Title: Vice President, General Counsel and Secretary